CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 13 to Registration Statement No. 333-100289 of Alpine Income Trust on Form N-1A of our report dated December 30, 2009, relating to the financial statements and financial highlights of Alpine Income Trust, including Alpine Municipal Money Market Fund and Alpine Ultra Short Tax Optimized Income Fund, appearing in the Annual Report on Form N-CSR of Alpine Income Trust for the year ended October 31, 2009, and to the reference to us under the headings “Financial Highlights” in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, WI
February 25, 2010